Exhibit 10.2

EXECUTION COPY

April 21, 2014
Mr. B. Hagen Saville
[•]
[•]
Dear Hagen:
The Board of Directors (the “Board”) of MCG Capital Corporation (the “Corporation”) appreciates your efforts and contributions as President, Chief Executive Officer, Chief Operating Officer and Executive Vice President of Business Development of the Corporation during the past sixteen years. This letter memorializes the terms of your termination of employment with the Corporation and its affiliated companies. All capitalized but undefined terms used in this letter shall have the meanings set forth in the employment agreement between you and the Corporation, dated September 18, 2006, as amended effective December 31, 2008, November 1, 2012 and March 5, 2014 (together, the “Employment Agreement”).
Acceptance of Resignation. This letter will serve as an acceptance of your resignation as (i) an officer and director of the Corporation, (ii) an officer and/or director of any of the Corporation’s affiliated entities, including any portfolio companies, but excluding serving as (a) a member of the board of managers of Miles Media Group, LLC, (b) a member of the board of managers of RadioPharmacy Investors, LLC, (c) a director of PharmaLogic Holdings Corp. and each of its subsidiaries and (d) an officer and a member of the board of managers of Solutions Capital G.P., LLC (such positions as an officer, director, member and manager being referred to as the “Portfolio Directorships”) and (iii) any management committees of the Corporation, effective as of April 21, 2014 (the “Separation Date”). Your resignation will be treated for purposes of the Employment Agreement and your outstanding equity-based awards, as a termination by the Corporation other than for Cause, effective as of the Separation Date, subject to the terms and conditions of this letter.
Separation Payments and Benefits. Subject to your signing and delivering to the Corporation (no later than 21 days following the Separation Date) and not revoking the release of claims attached hereto as Exhibit A (the “Release”) and your continued compliance with the covenants set forth in Section 7 of the Employment Agreement, you shall be entitled to the payments and benefits set forth on the attached Schedule I. You hereby acknowledge that Schedule II accurately reflects all outstanding restricted shares of common stock of the Corporation (“Restricted Shares”) held by you as of the Separation Date, and agree that any such awards held by you as of the Separation Date shall be governed by their respective terms (as set forth on Schedule II), subject to your timely execution and non-revocation of the Release. Except as described in this letter, including Schedules I and II hereto, you hereby acknowledge that you have no further rights to any compensation or benefits under your Employment Agreement or any incentive, equity or benefit plan, program or agreement of or with the Corporation or any of its affiliated entities, including any portfolio companies. Notwithstanding the foregoing, any services that you may be engaged to provide to the Corporation or its affiliates, including in respect of the Portfolio Directorships, will be more fully set forth in a separately negotiated consulting agreement in which the scope of services and compensation will be set forth therein. You acknowledge that the level of services required under the terms of any such consulting agreement are expected to be temporary in nature and not more than twenty percent (20%) of the level of services provided prior to your termination of employment with the Corporation. The Release must be signed and delivered to the Corporation no later than 21 days following the Separation Date. If you do not timely sign and deliver the Release to the Corporation, or if you revoke the Release during the statutory seven (7)-day revocation period, you shall forfeit any rights to the amounts and benefits provided under this letter. If the Corporation engages in a change of control of the Corporation (within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder) after the Separation Date, and in connection with such change of control, elects to terminate other executive employment agreements so as to accelerate the payment of severance thereunder to the Corporation’s executives as permitted under Section 409A, that the Corporation will use commercially reasonable efforts, upon the advice of its counsel, to accelerate the payment of the Executive’s then remaining severance to the extent it is determined that such acceleration shall not violate Section 409A.
Reimbursement of Legal Fees. On the Separation Date, the Corporation shall pay directly on your behalf $20,000 to the attorney that you retained to advise you in connection with the negotiation and execution of this letter.
Restrictive Covenants. You acknowledge and agree that both the Non-Competition Period and the Applicable Period begin on the Separation Date and end 24 months after the Separation Date, and that Section 7(d)(iii) of the Employment Agreement does not apply in connection with your termination of employment pursuant to this letter. The Corporation shall have the remedies provided under Section 7(f) of the Employment Agreement available to it, including its right to cease to pay or provide the payments and benefits set forth in this letter.
Miscellaneous. This letter and the attachments hereto constitute the entire agreement between you and the Corporation regarding your rights upon termination of employment and supersede any earlier agreement, written or oral, with respect thereto other than the provisions of your Employment Agreement or any restricted stock award agreement that otherwise survive the your termination of employment, including without limitation Sections 7 (other than 7(d)(iii)) and Section 9. This letter will be governed by and construed in accordance with the laws of the State of Virginia without reference to the principles of conflict of law. You waive any requirement that you receive notice of any Board meetings held or to be held prior to your resignation. For the avoidance of doubt, any rights to indemnification under the Corporation’s charter, bylaws and director’s and officer’s liability insurance policy (which for the avoidance of doubt, apply with respect to your service to the Corporation and its affiliated entities, including the Portfolio Directorships), shall survive your termination of service. You and the Corporation agree that any disputes relating to any matters under the terms of this letter shall be resolved in accordance with Sections 7(f) and 9 of the Employment Agreement, as applicable.

To indicate your agreement with the foregoing, please sign and return this letter, which will become a binding agreement on our receipt.
Very truly yours,
MCG Capital Corporation

By:      /s/ Richard W. Neu
Name: Richard W. Neu
Title: Chairman of the Board of Directors of MCG Capital Corporation
Accepted and Agreed as of April 21, 2014:
/s/  B. Hagen Saville
B. Hagen Saville

[Signature Page to B. Hagen Saville Termination Letter, dated April 21, 2014]

EXECUTION COPY
Schedule I

Employment Agreement Section Reference	Description of Payment	Amount of Payment	Payment Date(s)
5(c)(i)	(1) Unpaid Base Salary through the Separation Date and (2) unreimbursed business expenses incurred through the Separation Date
$28,740.99, consisting of $19,990.99 of unreimbursed business expenses incurred through the Separation Date and $8,750.00 of Base Salary through the Separation Date. (Base Salary through the Separation Date is being paid on April 30, 2014 as part of the Corporation’s customary payroll.)
Payable within ten (10) business days after the Release Effective Date (as defined below)
5(c)(ii)	A payment equal to two times the sum of your Base Salary and Target Annual Bonus	Aggregate amount of $2,100,000
$525,000 payable on the first business day after the six (6)-month anniversary of the Separation Date (the “First Payment Date”) and $1,575,000 to be paid in 18 equal monthly installments on the first business day of each of the first 18 months immediately following the First Payment Date

5(c)(iv)
Continuation Health Coverage for Executive and his dependents until the earlier of (1) 24 months following the Separation Date and (2) the date you first (a) violate any of the covenants set forth in Section 7 of the Employment Agreement or (b) become eligible to participate in any other employer sponsored plan that provides medical, dental, or hospitalization benefits

5(c)(e)	Compensation or benefits under other Corporation plans, programs and practices	Your vested account balance under the Corporation’s tax-qualified savings plan and any conversion rights under the Corporation’s insured benefit plans	In accordance with the terms of the plan and any elections thereunder

For purposes hereof, the “Release Effective Date” shall occur on the eighth day following the date on which you deliver a signed Release to the Corporation without your having revoked such Release.

EXECUTION COPY
Schedule II

Restricted Shares

Award and Grant Date	# of Shares	Treatment/Vesting Date
Restricted Stock Award granted March 1, 2011	8,250	Vest on Separation Date
Restricted Stock Award granted March 12, 2012	300,000	Vest on Separation Date

Minimum statutory withholding to be satisfied through net share settlement.

EXECUTION COPY
Exhibit A

For and in consideration of the payments and other benefits due to B. Hagen Saville (the “Executive”) pursuant to the termination letter dated effective as of April 21, 2014, by and between MCG Capital Corporation (the “Corporation”) and the Executive (the “Termination Letter”), and for other good and valuable consideration, the Executive hereby agrees, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Corporation or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Corporation, its affiliates and subsidiaries, including any portfolio companies and Solutions Capital G.P., LLC (collectively, with the Corporation, the “Affiliated Entities”), the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.
The Executive has read this Release carefully, acknowledges that the Executive has been given at least 21 days to consider all of its terms and has consulted with an attorney and any other advisors of the Executive’s choice prior to executing this Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties other than as set forth herein, including any rights and claims under the Age Discrimination in Employment Act. The Executive also understands that the Executive has a period of seven days after signing this Release within which to revoke his agreement, and that, except as provided otherwise in the section of the Termination Letter entitled “Separation Payments and Benefits,” neither the Corporation nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Termination Letter until no less than eight days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked. Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily.
Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Corporation’s obligations to the Executive as set forth in the Termination Letter and Executive’s right to enforce the Termination Letter; (ii) Executive’s entitlement to be indemnified by the Corporation to the fullest extent permitted by applicable law and in addition to any indemnification obligation or right set forth in the Corporation’s bylaws or charter (the “Governing Documents”) or as an insured under any director’s and officer’s liability insurance policy now or previously in force or (iii) any rights that Executive may have as a shareholder of the Corporation.
Following a change of control, the Corporation agrees to pay promptly as incurred to the fullest extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Corporation, the Executive or others of the validity or enforceability of, or liability under, any provision of this Termination Letter or any guarantee of performance thereof, if the Executive prevails in such contest.
This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

EXECUTION COPY

IN WITNESS WHEREOF, Executive has signed this Release on this 21st day of April, 2014.

/s/ B. Hagen Saville
B. Hagen Saville

Accepted and Agreed as of this 21st day of April, 2014:

MCG Capital Corporation

By:     /s/ Richard W. Neu
Name: Richard W. Neu
Title: Chairman of the Board of Directors of MCG Capital Corporation

[Signature Page to B. Hagen Saville Release
(Attached to Termination Letter, dated effective April 21, 2014)]